Filed Pursuant to Rule 424(b)(3)
File Number 333-131756

PROSPECTUS SUPPLEMENT NO. 21

Prospectus Supplement dated February 6, 2007
to Prospectus declared
effective on February 22, 2006
(Registration No. 333-131756)

as supplemented by that Prospectus Supplement No. 1 dated March 6, 2006,

that Prospectus Supplement No. 2 dated March 15, 2006,

that Prospectus Supplement No. 3 dated April 13, 2006,

that Prospectus Supplement No. 4 dated April 14, 2006,

that Prospectus Supplement No. 5 dated May 2, 2006,

that Prospectus Supplement No. 6 dated May 11, 2006,

that Prospectus Supplement No. 7 dated May 15, 2006,

that Prospectus Supplement No. 8 dated July 7, 2006,

that Prospectus Supplement No. 9 dated August 4, 2006,

that Prospectus Supplement No. 10 dated August 14, 2006,

that Prospectus Supplement No. 11 dated September 5, 2006,
that Prospectus Supplement No. 12 dated September 12, 2006,

that Prospectus Supplement No. 13 dated September 19, 2006,

that Prospectus Supplement No. 14 dated September 22, 2006,
that Prospectus Supplement No. 15 dated October 13, 2006,

that Prospectus Supplement No. 16 dated November 17, 2006,

that Prospectus Supplement No. 17 dated November 20, 2006,

that Prospectus Supplement No. 18 dated November 21, 2006,

that Prospectus Supplement No. 19 dated December 1, 2006

and that Prospectus Supplement No. 20 dated January 17, 2007.

AVERION INTERNATIONAL CORP.

(previously IT&E International Group, Inc.)

This Prospectus Supplement No. 21 supplements our Prospectus dated February 22, 2006, the Prospectus Supplement No. 1 dated March 6, 2006, the Prospectus Supplement No. 2 dated March 15, 2006, the Prospectus Supplement No. 3 dated April 13, 2006, the Prospectus Supplement No. 4 dated April 14, 2006, the Prospectus Supplement No. 5 dated May 2, 2006, the Prospectus Supplement No. 6 dated May 11, 2006, the Prospectus Supplement No. 7 dated May 15, 2006, the Prospectus Supplement No. 8 dated July 7, 2006, the Prospectus Supplement No. 9 dated August 4, 2006, the Prospectus Supplement No. 10 dated August 14, 2006, the Prospectus Supplement No. 11 dated September 5, 2006, the Prospectus Supplement No. 12 dated September 12, 2006, the Prospectus Supplement No. 13 dated September 19, 2006, the Prospectus Supplement No. 14 dated September 22, 2006, the Prospectus Supplement No. 15 dated October 13, 2006, the Prospectus Supplement No. 16 dated November 17, 2006, the Prospectus Supplement No. 17 dated November 20, 2006, Prospectus Supplement No. 18 dated November 21, 2006, the Prospectus Supplement No. 19 dated December 1, 2006 and the Prospectus Supplement No. 20 dated January 17, 2007.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 21 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Averion International Corp. as filed on February 6, 2007 with the Securities and Exchange Commission.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the trading symbol “AVRO.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 6, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 31, 2007

Averion International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Turnpike Road, Southborough, Massachusetts	01772
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     508-597-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

In connection with the private placement of shares of our common stock (the “Private Placement”), we previously entered into a Placement Agency Agreement with our placement agent (the “Placement Agent”) dated October 17, 2006, as amended on November 8, 2006 (the “Placement Agency Agreement”).

The offering period for the Private Placement was to terminate on January 31, 2007 (the “Offering Period”).  On January 31, 2007, we entered into an Amendment to the Placement Agency Agreement with the Placement Agent to extend the Offering Period to February 15, 2007.  The remainder of the Placement Agency Agreement remains unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Averion International Corp.

By:	/s/ Dr. Philip T. Lavin
Dr. Philip T. Lavin
Chief Executive Officer

Dated:  February 6, 2007